Exhibit 5.1

[ORACLE LETTERHEAD]

March 18, 2016

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about March 18, 2016, in connection with the registration under the Securities Act of 1933, as amended, of 406,528 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), of which 54,517 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of December 24, 2015 (the “AddThis Merger Agreement”), by and among the Company, OC Acquisition LLC and Astro Acquisition Corporation, each a subsidiary of the Company, AddThis, Inc. (“AddThis”) and certain other parties thereto; and of which 352,011 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Share Purchase Agreement, dated as of February 12, 2016 (together with the AddThis Merger Agreement, the “Merger Agreements”), by and among the Company and OC Acquisition LLC, a subsidiary of the Company, Ravello Systems Ltd. (“Ravello”) and certain other parties thereto. Pursuant to the Merger Agreements, the Company assumed outstanding equity awards of AddThis under the AddThis, Inc. (formerly Clearspring Technologies, Inc.) 2005 Equity Incentive Plan, as Amended and the AddThis, Inc. 2015 Equity Incentive Plan (together, the “AddThis Plans”) and outstanding equity awards of Ravello under the Ravello Systems Ltd. US Share Incentive Plan, 2012 and the Ravello Systems Ltd. Employee Share Incentive Plan, 2011 (each, together with the AddThis Plans, a “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Assistant Secretary